Exhibit 99.8
Consent Pursuant to Rule 438
     The following consent was obtained in connection with the establishment of the initial board of directors and executive officers of the new company (Windstream Corporation) to be formed by the spin-off by Alltel Corporation of its wireline telecommunications business and the subsequent merger of Alltel Holding Corp. and Valor Communications Group, Inc. References in the following consent to the Proxy Statement means the proxy statement/prospectus-information statement to be filed with the Securities and Exchange Commission as part of the Valor Communications Group, Inc. Registration Statement on Form S-4 describing the spin-off and merger:
If the undersigned is a director or executive officer designee and, if such designee is appointed, such designee agrees to serve as a director or executive officer, as applicable. In addition, the undersigned also consents to being named in the Proxy Statement as a director or executive officer (as the case may be).
/s/ Jeffery R. Gardner

(Signature)

Date: April 18, 2006